10F-3 Report
CGCM Emerging Markets Equity Fund
	3/1/2016		through	8/31/2016

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
CVC Brasil Operadora e Agencia de Viagem S.A.	Van Eck	8/10/2016	Merrill Lynch	60,000,000	77,400	20.50 (BRL)